EXHIBIT 99.1

News From

                       [HEALTHSOUTH(R)GRAPHIC OMITTED]


                                                         FOR IMMEDIATE RELEASE
                                                             September 7, 2004


            HEALTHSOUTH NAMES JOHN WORKMAN CHIEF FINANICAL OFFICER

BIRMINGHAM, Ala. - HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced the appointment of John Workman, 53, to the position of Executive Vice President and Chief Financial Officer, effective September 20, 2004. Workman, who brings extensive senior financial experience to the position, will be responsible for the financial operations of the company.

"We are delighted to welcome John as HealthSouth's new Chief Financial Officer," said Jay Grinney, HealthSouth President and Chief Executive Officer. "He is an experienced CFO with a proven history of strong leadership. Throughout his career, he has exemplified a principled leadership style, with a focus on operational success and financial controls. I am confident that he will be a strong addition to our executive management team."

Most recently, Workman served as CEO of U.S. Can Company, the country's leading manufacturer of aerosol and general line cans with $837 million in revenues. During his six-year tenure with the company, he also served as CFO while the company was traded on the New York Stock Exchange. Workman and the company's management team significantly improved results and were able to de-leverage the company in 1998-1999, allowing for a successful leveraged buyout in 2000, which returned a significant premium to the shareholders.

Workman also spent more than 14 years with Montgomery Ward & Company, Inc., a $7 billion retailer with more than 400 stores, serving in many capacities in the financial department, including Chief Financial Officer, then serving as Executive Vice President and Chief Restructuring Officer. In these roles, he was responsible for overseeing all financial functions of the company, negotiating with creditors, and designing and implementing the company's restructuring plans. Workman began his career in public accounting, advancing to the level of partner with the public accounting firm KPMG.

"I am excited about the opportunity to work with Jay and the entire HealthSouth management team," Workman said. "My goal is to build on the progress made in the past year and a half and develop a financial department with appropriate control processes and resources, both of which are necessary in today's highly regulated financial environment. By putting the right systems in place and providing our financial employees with information and training, HealthSouth's financial department will be able to support the company's operations team in their goals and provide value for shareholders."

A certified public accountant, Workman has a bachelor's degree in accounting from Indiana University and earned his MBA from the University of Chicago.

Workman will replace Guy Sansone, a managing director with the turnaround firm Alvarez & Marsal. Sansone has served as acting CFO since March 2003 and will transition out of the position over the next couple of months.

"Guy has done a tremendous job over the past 18 months in leading our financial department through a very difficult turnaround," Grinney said. "We appreciate his commitment to work with John through the transition."

About HealthSouth
HealthSouth is the nation's largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

                                      ###

          For more information, contact Andy Brimmer at 205-410-2777.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth's financial reporting and related activity; HealthSouth's statement that as a result of the investigations, the Company's previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth's former accountants of their audit reports on all of the Company's previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth's management team; HealthSouth's ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements.